Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (1) the inclusion in or incorporation by reference into the Registration Statement on Form S-3 (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Resource Development Corp., or the Registration Statement, of: (a) our report, dated January 16, 2015, with respect to our audit of estimates of proved, probable, and possible reserves and future net revenues to the Memorial Resource Development Corp. interest, as of December 31, 2014; and (b) our report, dated February 13, 2015, with respect to our audit of estimates of proved reserves and future net revenues to the Memorial Production Partners LP interest, as of December 31, 2014; and (2) all references to our firm or such reports included in or incorporated by reference into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

July 8, 2015

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.